Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-213343, Form F-3 No. 333-206501, and Form F-3 No. 333-203205) of our report dated March 13, 2017, with respect to the consolidated financial statements of Ardmore Shipping Corporation included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young

Dublin, Ireland

March 13, 2017